Exhibit 99.1

Park City Group to Redeem Series A Convertible Preferred Stock

Action to Simplify Capital Structure and Increase Profitability

PARK CITY, Utah – March 13, 2013 -- Park City Group (NYSE MKT: PCYG), a Software-as-a-Service (SaaS) provider of unique supply chain solutions for retailers and their suppliers, today announced that it will redeem all of its issued and outstanding shares of Series A Convertible Preferred Stock on April 15, 2013.

The Series A Convertible Preferred Stock will be redeemed at a redemption price of $10.00 per share in cash, less any applicable tax withholding as may be required by law. Each share of Series A Convertible Preferred Stock is convertible into 3.33 shares of common stock.   Holders of the Series A Preferred may convert their shares of Series A Preferred into shares of Park City Group’s common stock until the close of business (5:00 pm Mountain Daylight Time) on April 15, 2013. For more information, holders of the Series A Preferred may contact Ed Clissold, the Company’s Chief Financial Officer at (435) 645-2200.

The Company also announced that it has entered into agreements with certain accredited investors to purchase an aggregate of 600,000 shares of common stock of the Company at a price of $3.50 per share, along with warrants to purchase an additional 200,000 shares at an exercise price of $3.50 per share. Gross proceeds of $2.1 million from this financing, together with available cash, borrowings, and additional funding to be provided by the Company's directors are expected to meet the cash required to redeem the Series A Convertible Preferred Stock.

Randall K. Fields, Chairman and CEO of Park City Group said, "We believe the redemption of the Series A Preferred will be accretive to shareholder value by simplifying our capital structure and reducing our preferred dividend payments by approximately $650,000 annually, or $0.04 per share.  These savings, combined with the anticipated continued acceleration of our revenue and earnings, position us to deliver record results during fiscal 2013.”

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

Dawson James Securities, Inc. acted as the exclusive placement agent for a portion of the securities sold in the private placement.

About Park City Group

Park City Group (NYSE MKT: PCYG) is a Software-as-a-Service (“SaaS”) provider that brings unique visibility to the consumer goods supply chain, delivering actionable information that ensures product is on the shelf when the consumer expects it as well as providing food safety tracking information. The Company’s services increase customers’ sales and profitability while enabling lower inventory levels, and help to ensure regulatory compliance for both retailers and their suppliers.

Through a process known as Consumer Driven Sales Optimization™, Park City Group helps its customers turn information into cash and increased sales, using the largest scan based platform in the world. Scan based trading provides retail trading partners with a distinct competitive advantage through scan sales that provides store level visibility and sets the supply chain in motion.  And since it is scan based, it can be used in a Direct Store Delivery (DSD) or warehouse setting.

In 2012 Park City Group worked with Leavitt Partners, an internationally-known health care and food safety consulting firm to create ReposiTrak, Inc., which provides food retailers and suppliers with a robust solution that helps them protect their brands and remain in compliance with rapidly evolving regulations in the recently passed Food Safety Modernization Act.  Powered by Park City Group, this solution, also called ReposiTrak™, is an internet-based technology, which enables all participants in the farm-to-table supply chain to easily manage tracking and traceability requirements as products move between trading partners.

Forward-Looking Statement

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the amount and use of proceeds the Company expects to receive from the offering, the closing of the offering, the exercise of the warrants, and the Company’s ability to continue to grow revenue. Forward-looking statements can be identified by the use of words such as "may," "will," "plan," "should," "expect," "anticipate," "estimate," "continue," or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading "Disclosure Regarding Forward-Looking Statements" and "Risk Factors" in the Company's Annual Reports on Form 10-K, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Relations Contact:
Dave Mossberg
Three Part Advisors, LLC
817-310-0051